Exhibit 5.1

May 1, 2024

Board of Directors

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Re:	Fulton Financial Corporation – Prospectus Supplement to Shelf Registration Statement on Form S-3 (File No. 333-274624) (the “Registration Statement”)

Ladies and Gentlemen:

At your request, we have examined the prospectus supplement, dated April 29, 2024 and filed by Fulton Financial Corporation, a Pennsylvania corporation (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) on April 30, 2024 (the “Prospectus Supplement”) to the prospectus, dated September 21, 2023 (together with the Prospectus Supplement, the “Prospectus”), related to the above-referenced Registration Statement. The Prospectus Supplement relates to the issuance and sale by the Corporation of up to 19,166,667 shares (the “Securities”) of the Corporation’s common stock, $2.50 par value (the “Common Stock”) (which includes 2,500,000 Shares issuable upon exercise of an overallotment option granted by the Corporation). The Shares are to be sold by the Corporation pursuant to the Underwriting Agreement dated as of April 29, 2024 (the “Underwriting Agreement”) between the Corporation, on the one hand, and Piper Sandler & Co. and BofA Securities, Inc. as representatives of the several underwriters listed in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”).

In connection with the issuance of this opinion letter, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of: (i) the Underwriting Agreement; (ii) the Registration Statement and all exhibits thereto and the documents incorporated by reference therein; (iii) the preliminary prospectus supplement in the form filed with the Commission on April 29, 2024 pursuant to Rule 424(b) of the Securities Act relating to the offering of the Securities; (iv) the Prospectus; (v) the resolutions adopted by the board of directors of the Corporation and committees thereof with respect to the Registration Statement and the offering of the Securities; (vi) certificates of responsible officers who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be faced; and (vii) certificates of public officials. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

May 1, 2024

In such examination and in rendering this opinion, we have assumed, without inquiry or other investigation: (a) the legal capacity of each natural person executing the agreements described in this opinion letter; (b) the authenticity of original documents and the genuineness of all signatures; (c) the conformity to the originals of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (e) that there has been no undisclosed waiver of any right, remedy or provision contained in such documents; (f) that the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Corporation); and (g) that the Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.

Based upon and subject to the foregoing, we are of the opinion that, when the Shares are issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, voidable transfer, reorganization, liquidation, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Furthermore, the manner in which any particular issue relating to this opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved choose to exercise the wide discretionary authority generally available to it.

The opinion rendered herein is limited to the Business Corporation Law of the Commonwealth of Pennsylvania as currently in effect (which includes reported judicial decisions interpreting the Business Corporation law of the Commonwealth of Pennsylvania). We express no opinion as to federal law, including the federal securities laws, state securities (or “blue sky”) laws or the laws of any other jurisdiction, and the opinions set forth herein are qualified in that respect. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the Securities, which is incorporated by reference in the Registration Statement. In addition, we consent to the use of our name in the prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP